EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors

Race World International, Inc.

We consent to the inclusion in this Annual Report of Race World International, Inc. on Form 10-K of our report dated April 27, 2011, with respect to our audits of the financial statements of Race World International, Inc. as of December 31, 2010, 2009 and 2008 and for the cumulative period from December 29, 2006 (inception) to December 31, 2010.

/s/UHY LDMB Advisors Inc.

UHY LDMB Advisors Inc.

Chartered Accountants

Surrey, British Columbia

May 2, 2011

A member of UHY, an international association of independent accounting and consulting firms.